Exhibit 99.C

Execution Copy

CONFIDENTIALITY AGREEMENT

August 14, 2023

Sababa Holdings FREE, LLC

500 South Pointe Drive, Suite 240

Miami Beach, Florida 33139

Attention: Sir Martin E. Franklin

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (the “Transaction”) between Sababa Holdings FREE, LLC or one of its controlled affiliates (“you” or “your”) and Whole Earth Brands, Inc. and its subsidiaries (collectively, the “Company”), you have requested certain information regarding the Company. In consideration of your receipt of such information, you agree as follows (this “Agreement”):

1. Confidential Information. All information or material (whether in written, oral, digital or other tangible or intangible form and whether or not such information is labeled or otherwise identified as confidential) concerning the Company or any of its affiliates which has been or is furnished to you or any of your Representatives (hereinafter defined) by or on behalf of the Company (including, for the avoidance of doubt, by its advisor, Jefferies LLC (“Jefferies”)) at any time in connection with or as a result of your review, evaluation or negotiation of a potential Transaction, including any confidential or proprietary information and material concerning the Company’s business or the Company’s or any of its affiliates’ past, present or future customers, suppliers, employees, contractors, technology or business, and all notes, analyses, compilations, forecasts, studies or other documents prepared by you or any of your Representatives that contain or reflect such information, together with any Transaction Information (as hereinafter defined), are referred to in this Agreement as the “Confidential Information.” For the purposes of the definition of Confidential Information, “information” and “material” includes, but shall not be limited to, know-how, data, patents, copyrights, trade secrets, processes, business rules, tools, business processes, techniques, programs, designs, reports, documents, interpretations, forecasts, records, formulae, marketing, advertising, financial, commercial, sales and programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data. The term Confidential Information does not include information or material (i) that is or becomes generally available to the public other than as a result of an act or omission by you or any of your Representatives in violation of this Agreement, (ii) that you receive or have received on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known to you after reasonable inquiry to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, or (iii) that was independently developed by you or your Representatives without violating your obligations hereunder and without reference to, incorporation of or other use of any Confidential Information or information or material from any source that, after reasonable inquiry, is determined to be bound by an obligation of confidentiality to the Company or any of its Representatives. For purposes of this Agreement, in no instance shall Michael Franklin be deemed to be a Representative of the Company.

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2. Limitations on Disclosure and Use. You will disclose Confidential Information only to your controlled affiliates and your and their respective partners, members, managers, directors, officers, employees, legal, financial, accounting and other advisers and agents and, subject to the proviso at the end of this sentence, financing sources and co-investors (collectively, “Representatives”) who need to know the Confidential Information for the purpose of reviewing, evaluating, negotiating or otherwise assisting with the Transaction, who are informed by you of its confidential nature and are instructed to comply with the terms of this Agreement prior to being provided with Confidential Information; provided, however, that with respect to any financing source or co-investor, (i) the Company is notified at least twenty-four hours prior to you or your affiliate’s initial disclosure of the Confidential Information to any such financing source or co-investor and (ii) such financing source or co-investor has agreed in writing to be bound by the terms and conditions of this Agreement as if they were a signatory hereto. You and your Representatives will not disclose the Confidential Information to any other person without the Company’s prior written consent. You and your Representatives will keep the Confidential Information confidential and will use the Confidential Information solely for the purpose of reviewing, evaluating and negotiating the Transaction. You will be responsible for any breach by your Representatives of the terms of this Agreement as they apply to your Representatives. In no event shall you enter into any arrangement with a financing source or any other person which would prevent such financing source or person from working with other parties in connection with a transaction involving the Company. In considering a Transaction and reviewing the Confidential Information, you are acting solely on your own behalf and not as part of a group with any third parties. You, your Representatives and/or your affiliates will not, directly or indirectly, offer to or enter into any agreement, arrangement or understanding, or any discussions with any third party or person regarding a possible transaction involving the Company without the prior written consent of the Company; provided, however, that you and your affiliates may enter into agreements with your or their respective advisers regarding their services in connection with your or their review, evaluation or negotiation of a Transaction. Other than as required by, and in compliance with, Section 3 below, you and your Representatives will not disclose the fact that the Confidential Information exists or has been made available to you or that discussions or negotiations are taking place with you concerning a potential Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, the “Transaction Information”) without the prior written consent of the Company; provided, however, that the foregoing shall not prohibit you or your affiliates from filing a Schedule 13D amendment disclosing the execution, delivery and terms of this Agreement (a copy of which may be filed as an exhibit to such Schedule 13D amendment).

3. Required Disclosure. In the event that you or any of your Representatives is requested or required, by law or regulation, or any governmental, regulatory or self-regulatory authority, to disclose any Confidential Information, you will give the Company, to the extent not prohibited by law, rule or regulation or court or administrative order, prompt written notice of such request or requirement so that the Company may seek (at the Company’s sole expense) an appropriate order or other remedy protecting the Confidential Information from disclosure, and you will cooperate with the Company, at the Company’s expense, to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, you (or your Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Information which you have been advised in writing by your counsel you (or such Representatives) are required to disclose, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and use your commercially reasonable efforts (at the Company’s expense) to obtain reliable assurances that confidential treatment will be accorded to such information. You (or such Representatives) will in good faith consult with and consider the suggestions of the Company concerning the nature and scope of the information you propose to disclose.

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4. No Representation, Warranty, Liability. Unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its Representatives (including Jefferies) has made or is making, and you are not relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company, and neither the Company nor any of its representatives (including Jefferies) shall have any liability to you or your Representatives relating to or resulting from the use of the Confidential Information. The only representations and warranties on which you may rely will be those, if any, expressly set forth in a definitive agreement between the Company or its stockholders and you with respect to a Transaction, and then only to the extent provided in such agreement.

5. Securities Laws. You are aware, and you will advise your Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6. No Agreement. Unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates, on the one hand, nor you or any of your affiliates or other Representatives, on the other hand, will be under any legal obligation of any kind whatsoever with respect to a Transaction. Unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, the Company may, in its sole discretion, reject any and all proposals made by you or on your behalf with regard to a Transaction, and each of you and the Company (and your respective affiliates) may terminate discussions and negotiations with respect to a potential Transaction at any time and for any or no reason.

7. Process. You acknowledge that (i) the Company and Jefferies shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential buyer, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or Jefferies or any of their respective affiliates or Representatives arising out of or relating to such actions and (v) neither you nor any of your Representatives shall challenge any Transaction on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed you or any such Representative.

8. Return of Information. If you determine not to proceed with the Transaction, you will promptly notify the Company of such decision. In that case, or if at any time the Company determines not to proceed with the Transaction and, in each case, if the Company so requests, you and your Representatives (including any external financial, legal or accounting advisors or other external advisors) will promptly return to the Company or destroy (and certify to the Company the destruction of) all Confidential Information and all copies of Confidential Information consisting of notes, analyses, compilations, forecasts, studies or other documents or materials prepared by you or such Representatives, except as required by law, rule or regulation. Notwithstanding the

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foregoing provisions of this Section 8, you and your Representatives may retain such copies of the Confidential Information as are required to comply with applicable laws, rules and regulations (collectively, “Applicable Law”) and with your and their respective existing bona fide corporate governance and record keeping policies, and neither you nor your Representatives shall be required to purge your or their respective computer or other electronic archives that are not readily accessible to your or their employees in general, provided that in all cases you and your Representatives shall be required to (a) keep any such retained Confidential Information confidential in accordance with the terms of this Agreement and consistent with the treatment of your or your Representatives’ own proprietary and confidential information, (b) use such retained Confidential Information only for compliance purposes and (c) destroy any such Confidential Information promptly as soon as permitted by Applicable Law and/or in accordance with your or your Representatives’ respective record keeping policies, as applicable. Notwithstanding the return or destruction of Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality for so long as any Confidential Information is retained in accordance with the terms hereof.

9. Enforcement. You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives and, in addition to all other remedies available under Applicable Law, the Company shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. You will not oppose the granting of such relief and will waive any requirement for the posting of any bond or other security in connection therewith. In the event of litigation relating to this Agreement, the non-prevailing party will reimburse the prevailing party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with such litigation.

10. No Contact. Except with the prior permission of the Company, all of your or your Representatives (on your behalf) (i) communications regarding a Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure must be directed to Jefferies. You and your Representatives (on your behalf) will not contact any stockholder, director, officer, employee or agent of the Company, or any customer, supplier or other person having a business relationship with the Company, regarding the Company, the Company’s assets, business, operations, personnel, prospects or finances, the Confidential Information or the Transaction, except with the prior written permission of the Company.

11. Non-solicitation. For a period of one (1) year from the date of your signing of this Agreement, neither you nor your controlled affiliates will solicit for employment or as a service provider, or induce or attempt to persuade to terminate or significantly reduce his or her employment with the Company, any senior management level employee of the Company; provided that you may (i) solicit for employment any persons who are no longer employed by the Company at the time of your first contact with them or (ii) engage in general solicitations of employment not specifically directed at employees of the Company; and provided, further, that this Section 11 shall not apply to Michael Franklin. The Company is intended to be a third-party beneficiary of this Section 11.

12. Standstill. During the Standstill Period (as defined below), neither you nor your affiliates will (or will assist, encourage or participate in efforts by others to), directly or indirectly, without having been specifically invited in writing to do so by the Company: (i) publicly propose any business combination, acquisition, tender offer, exchange offer or other extraordinary transaction involving the Company, its successors, its or their securities or any substantial part of its or their assets, or acquire or agree to acquire any equity or debt securities of the Company or

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any of its successors or any rights, options or any other derivative security to acquire any such securities; (ii) initiate or put forth or publicly propose to put forth any stockholder proposal for consideration at a meeting of the stockholders of the Company; (iii) publicly propose or initiate the convening of any meeting of the stockholders of the Company; (iv) seek or propose to influence or control, through a proxy solicitation or otherwise, the board of directors, management or policies of the Company or any of its successors; (v) engage in any discussions or negotiations with any other person with respect to any matter described in the foregoing clauses (i) through (iv), (vi) enter into any agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (i) through (iv) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; or (vii) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this Section, that could require the Company or any of its successors to make any public disclosure, with regard to any of the foregoing actions. Notwithstanding anything to the contrary in this Section 12, you shall be entitled to make confidential proposals to the Board of Directors of the Company regarding any of the matters set forth in clauses (i) through (iv) of this Section 12, but only so long as such proposal would not reasonably be expected to require any public disclosure by you or the Company (or any of its or your successors), provided that you and your affiliates may file a Schedule 13D amendment to disclose such a proposal, to the extent required under section 13(d) of the Exchange Act and Regulation 13D thereunder. You represent and warrant to the Company that, except as set forth on the signature page hereto, you do not beneficially own (beneficial ownership being defined for purposes of this Agreement as under section 13(d) of the Exchange Act) any securities entitled to be voted generally in the election of directors of the Company, or any options or rights to acquire such securities. As used herein, “Standstill Period” means (x) with respect to the matters set forth in clauses (i), (vi) and, solely to the extent relating to matters set forth in clauses (i) or (vi), clauses (v) and (vii) of this Section 12, the one-year period beginning on the date on which you execute this Agreement, and (y) with respect to the matters set forth in clauses (ii), (iii), (iv) and, solely to the extent relating to matters set forth in clauses, (ii), (iii) or (iv), clauses (v) and (vii) of this Section 12, the six-month period beginning on the date on which you execute this Agreement; provided that the Standstill Period shall expire immediately if (A) a third party that is unaffiliated with you or any of your affiliates acquires, makes an offer to acquire, or makes a public announcement with respect to its intention to make an offer to acquire, whether by merger, tender or exchange offer or otherwise, all or substantially all of the assets of the Company or 20% or more of any class of securities of the Company, or (B) solely with respect to clause (y) of the definition of “Standstill Period,” the Company’s 2024 annual meeting is scheduled to take place prior to May 8, 2024.

13. Privileged Information. You acknowledge that certain of the Confidential Information to which you may be given access pursuant to this Agreement is information to which attorney-client privilege and/or litigation privilege (“Privilege”) attaches (collectively, “Privileged Information”). You acknowledge and agree that access to the Privileged Information is being provided solely for the purposes set out in this Agreement and that such access is not intended and should not be interpreted as a waiver of any Privilege in respect of Privileged Information or of any right to assert or claim Privilege in respect of Privileged Information. To the extent there is any waiver of Privilege, it is intended to be a limited waiver in favor of you, solely for the purposes and on the terms set out in this agreement. You shall, at our request and expense, claim or assert, or cooperate to claim or assert, Privilege in respect of Privileged Information.

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14. Company Counsel. You understand and acknowledge that DLA Piper LLP (US) (“Company Counsel”) has been engaged by the Company to represent the Company in connection with the Transaction. By signing this Agreement, you hereby consent (on your behalf and on behalf of your affiliates) to such representation by Company Counsel of Company. You hereby agree (on your behalf and on behalf of your affiliates) that Company Counsel is a third-party beneficiary of the matters set forth in this Section 14.

15. Miscellaneous. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings between the parties regarding your review, evaluation and negotiation of a potential Transaction. There are no understandings, representations, warranties, terms, conditions, undertakings or collateral or other agreements, express, implied or statutory, between the parties with respect to the subject matter of this agreement other than as expressly set forth in this agreement. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the parties’ intention with respect to such invalid or unenforceable term or provision. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

16. Governing Law; Jurisdiction. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party (a) agrees to submit to the non-exclusive jurisdiction of courts of the State of New York and of the United States located in the County of New York (and each party hereby irrevocably and unconditionally agrees not to commence any such action, suit, or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CONFIDENTIALITY AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

17. Term. Except as otherwise set forth herein, this Agreement shall remain in effect for a period of one year after the date on which it is executed and delivered by you; provided that such expiration shall not impair the rights of any parties that may have accrued on or before such termination.

[Signature page follows]

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

Whole Earth Brands, Inc.

By:	/s/ Steven M. Cohen
Name: Steven M. Cohen
Title: Chair, Special Committee of Board

Confirmed and agreed to as of August 14, 2023

SABABA HOLDINGS FREE, LLC

By:	/s/ Sir Martin E. Franklin
Name: Sir Martin E. Franklin
Title: Manager

Number of Owned Securities: 8,905,223

Type of Owned Securities: Shares of Common Stock